Exhibit 99.1

News Release

Contact:	Matthew T. Farrell
Chief Financial Officer
609-683-5900

CHURCH & DWIGHT REPORTS THIRD QUARTER 2012 RESULTS

Q3 Organic Net Sales up 4.6%, EPS up 22.2% to $0.66

Raises 2012 EPS Outlook to $2.43

Authorizes $300 Million Share Repurchase

PRINCETON, NJ, November 5, 2012 – Church & Dwight Co., Inc. (NYSE:CHD) today reported net income for the quarter ended September 30, 2012 of $93.9 million or $0.66 per share, compared to the reported net income of $79.6 million or $0.54 per share for the same period in 2011. Earnings per share increased 22.2%.

Third Quarter Review

Reported net sales for the third quarter increased 3.5% to $725.2 million. Organic sales increased 4.6%, driven by 4.5% volume growth and 0.1% favorable product mix and pricing. Organic sales excludes the impact of a 2011 brand acquisition, foreign exchange rate changes and the positive impact in 2011 of sales in anticipation of an information systems upgrade.

James R. Craigie, Chairman and Chief Executive Officer, commented, “We are very pleased with our third quarter business results in what continues to be a difficult economic environment. The organic sales increase of 4.6% reflects strong consumer demand for our products. Despite continuing weak category consumption in the U.S., we increased market share on our four largest brands in the quarter, representing over 70% of our volume. In fact we achieved all-time high quarterly market shares on ARM & HAMMER liquid laundry detergent, XTRA liquid laundry detergent and TROJAN condoms.”

Consumer Domestic net sales were $530.4 million, a $24.3 million or 4.8% increase over the prior year third quarter sales. Third quarter organic sales increased by 4.8%, primarily due to higher sales of ARM & HAMMER liquid laundry detergent, ARM & HAMMER cat litter, OXICLEAN Laundry Additives, TROJAN products, NAIR depilatories and the recently introduced ARM & HAMMER CRYSTAL BURST unit dose laundry detergent. These increases were partially offset by lower sales of ARM & HAMMER powdered laundry detergent, ARM & HAMMER SPINBRUSH battery-operated toothbrushes, ANSWER diagnostic kits and ARRID deodorant. Volume growth contributed 5.2% to sales, partially offset by 0.4% unfavorable product mix and pricing.

Consumer International net sales were $131.1 million, a $2.6 million or 2.0% increase from the prior year third quarter sales. Third quarter organic sales increased by 6.7%, primarily due to stronger sales in Europe and Australia. Volume accounted for 6.6% of the increase, with 0.1% of the increase resulting from favorable product mix and pricing. Organic sales excludes a 1.9% benefit from an acquisition, a 5.3% negative impact from foreign exchange rate changes, and a 1.3% benefit associated with sales in anticipation of the information systems upgrade which occurred in Canada during October 2011.

Specialty Products net sales were $63.7 million, a $2.7 million or 4.0% decrease over the prior year third quarter sales. Third quarter organic sales decreased by 0.9%. Lower volumes accounted for 4.7% of the decrease, partially offset by favorable pricing which contributed 3.8% and were primarily due to a pass-through of raw material increases to customers. Organic sales excludes a negative impact of 3.1% from foreign exchange rate changes.

Gross margin expanded 100 basis points to 45.2% in the third quarter compared to 44.2% in the prior year third quarter. The improvement is due primarily to a cat litter price increase, new product launches in the personal care business, in-house production of unit dose detergent, ramp-up of the new Victorville, California facility and the reduction in retailer slotting costs. Although commodity costs were higher in the quarter, the increases were largely offset by the effect of productivity programs. As a result, the Company continues to expect full year gross margin to increase by an amount at the lower end of its 25-50 basis point annual target, excluding the impact of the Company’s recent acquisition of Avid Health, Inc.

Marketing expense was $92.2 million in the third quarter, the highest quarterly level of 2012. The spending represented a slight increase of $0.4 million, or 0.4% over the prior year third quarter. Marketing expense as a percentage of net sales was 12.7%, a decrease of 40 basis points compared to the prior year third quarter and reflects a shift in spending from the third quarter to the fourth quarter of 2012. Marketing expense is expected to increase sequentially in the fourth quarter of 2012 to support new product launches.

Selling, general, and administrative expense (SG&A) was $89.9 million in the second quarter, a $1.9 million decrease from the prior year third quarter. SG&A as a percentage of net sales was 12.4%, a 70 basis point decrease from the prior year third quarter, primarily due to lower legal costs and the timing of research and development expenses.

Income from Operations was $145.4 million in the third quarter, an increase of $19.1 million or 15.1% over the prior year third quarter. Operating income as a percentage of net sales was 20.0%, a 200 basis point increase over the prior year third quarter.

The effective tax rate in the third quarter was 35.7%, compared to 36.8% in the prior year third quarter. The Company continues to expect the full year effective tax rate to be approximately 35%.

Operating Cash Flow

For the first nine months of 2012, net cash from operating activities was $315.9 million, a decrease of $3.3 million or 1.0% over the same period in the prior year. The decrease in net cash from operating activities is a result of lower deferred tax benefits partially offset by higher net income. Capital expenditures for the first nine months of 2012 were $49.7 million, an $8.9 million increase over the same period in the prior year. The increase in capital expenditures is primarily related to the Company’s construction of its new Victorville, California manufacturing and distribution facility.

New Product Activity

Mr. Craigie commented, “Our strong organic growth in the first nine months of 2012 of 5.5% has been largely driven by innovative new products, including ARM & HAMMER unit dose laundry detergent, ARM & HAMMER Sensitive Laundry Detergent, OXICLEAN Booster for dishwashers, ARM & HAMMER ULTRA LAST cat litter, the co-branded ARM & HAMMER and ORAJEL Sensitive toothpaste and the new TROJAN CHARGED condom.”

He added, “We are building upon these successes with the recent launch of the SPINBRUSH Tooth Tunes manual toothbrush and the ORAJEL single dose cold sore treatment. All of the new products launched in 2012 will continue to be supported by increased marketing spending to continue to deliver strong organic sales growth on both our value-oriented and premium priced products.”

Avid Acquisition

On October 1, 2012, the Company acquired Avid Health, Inc, the leader in gummy form vitamins and supplements, for an aggregate purchase price of approximately $650 million, financed with the issuance of $400 million in aggregate principal amount of senior notes (2.875%) due 2022, commercial paper and cash. The integration process is in progress.

With respect to the Avid acquisition, Mr. Craigie stated, “We previously announced that the Avid acquisition was expected to be dilutive to 2012 earnings per share (approximately $0.02 per share). With improved visibility into one-time charges, we now expect the acquisition to be earnings neutral in 2012.”

Share Repurchase

The Company reported today that its Board of Directors has authorized a new share repurchase program, under which the Company may purchase up to an additional $300 million of the Company’s common stock. The previous authorization announced in August 2011 has approximately $20 million remaining for use in the repurchase of the Company’s shares. The primary purpose of the program is to offset share increases resulting from stock option exercises. Under the program, shares will be repurchased in the open market at times and amounts considered appropriate by the Company based on factors including price and market conditions. The Company currently has approximately 140 million shares outstanding.

Outlook for 2012

Mr. Craigie stated, “We continue to perform well in a difficult and challenging economic environment. Consumer spending and growth in many categories is expected to remain weak due to high unemployment and consumer uncertainty. Nevertheless, we are in a strong position to continue to deliver value to our stockholders as a result of our balanced portfolio of value and premium products, aggressive cost cutting and tight management of overhead costs.”

With regard to 2012 targets, Mr. Craigie stated, “We now expect 2012 organic net sales growth to be approximately 4.5%, excluding the impact of the Avid acquisition. Gross margin is expected to increase by an amount at the lower end of our 25-50 basis points annual target, excluding the impact of the Avid acquisition. We have shifted marketing support from the third quarter to the fourth quarter to focus it behind the innovative new products, which we believe will continue to drive market share gains.”

Mr. Craigie added, “As a result of our strong third quarter performance, we expect 2012 earnings per share including Avid to be $2.43, compared to our previous guidance of $2.39 to $2.41. This is an increase of 15% on a reported basis, and 10% over 2011, excluding a deferred tax valuation allowance charge of $0.09 per share incurred in the fourth quarter of 2011. With regard to the fourth quarter, we expect earnings per share of approximately $0.55 reflecting increased marketing spend in the fourth quarter, which compares to last year’s fourth quarter reported EPS of $0.53, excluding the deferred tax valuation allowance charge of $0.09 per share. The company reported $0.44 in the fourth quarter of 2011. The current outlook does not include any potential EPS impact as a result of Hurricane Sandy.”

Outlook for 2013

Mr. Craigie concluded, “We expect earnings per share in 2013 to be in the range of $2.74 to $2.79, an increase of approximately 13-15%, driven by 9 to 10% earnings growth from our existing business and accretion from the Avid acquisition. Our prior 2013 guidance was $2.73 to $2.78. We expect to deliver the 13-15% EPS growth while increasing the marketing investment behind the newly-acquired gummy vitamin products and our 8 Power Brands. After 2013, we remain committed to delivering on our long-term total shareholder return target of 10% to 12% annually.”

Church & Dwight Co., Inc. will host a conference call to discuss third quarter 2012 results on November 5, 2012 at 10:00 a.m. (ET). To participate, dial in at 877-741-4354, access code: 50132629 (International: 832-900-4630, same access code: 50132629). A replay will be available two hours after the call at 855-859-2056 or 404-537-3406 (same access code: 50132629). You also can participate via webcast by visiting the Investor Relations section of the Company’s website at www.churchdwight.com.

Church & Dwight Co., Inc. manufactures and markets a wide range of personal care, household and specialty products under the ARM & HAMMER brand name and other well-known trademarks.

This release contains forward-looking statements relating to, among other things, the effect of product mix; the impact of the Avid acquisition; earnings per share; reported net sales growth and organic sales growth; volume growth, including the effects of new products; gross margins; operating margins; marketing spending; commodity price increases; consumer spending; cost savings programs; marketing support; effective tax rate; net cash from operating activities; capital expenditures; competition; and customer response to new products. These statements represent the intentions, plans, expectations and beliefs of the Company, and are subject to risks, uncertainties and other factors, many of which are outside the Company’s control and could cause actual results to differ materially from such forward-looking statements. The uncertainties include assumptions as to market growth and consumer demand (including the effect of political and economic events on consumer demand), retailer actions in response to changes in consumer demand and the economy, raw material and energy prices, the financial condition of major customers and suppliers, interest rate and foreign currency exchange rate fluctuations, the impact of Hurricane Sandy on the Company and its third party manufacturers, suppliers and customers, and changes in marketing and promotional spending. With regard to the new product introductions referred to in this release, there is particular uncertainty relating to trade, competitive and consumer reactions. Other factors that could materially affect actual results include the outcome of contingencies, including litigation, pending regulatory proceedings, environmental matters and the acquisition or divestiture of assets. For a description of additional factors that could cause actual results to differ materially from the forward looking statements, please see the Company’s quarterly and annual reports filed with the SEC, including information in the Company’s annual report on Form 10-K in Item 1A, “Risk Factors”.

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended		Nine Months Ended
(In millions, except per share data)	Sept. 30, 2012	Sept. 30, 2011	Sept. 30, 2012	Sept. 30, 2011
Net Sales	$725.2	$701.0	$2,112.2	$2,018.2
Cost of sales	397.7	391.1	1179.2	1,120.2

Gross profit	327.5	309.9	933.0	898.0
Marketing expenses	92.2	91.8	248.6	248.5
Selling, general and administrative expenses	89.9	91.8	273.9	274.3

Income from Operations	145.4	126.3	410.5	375.2
Equity in earnings of affiliates	2.4	2.9	7.3	8.3
Other income (expense), net	(1.8)	(3.2)	(5.5)	(6.9)

Income before non-controlling interest and taxes	146.0	126.0	412.3	376.6
Income taxes	52.1	46.4	143.3	130.8
Net Income of Non-Controlling Interest	0.0	0.0	0.0	0.0

Net Income attributable to Church & Dwight	$93.9	$79.6	$269.0	$245.8

Net Income per share - Basic	$0.67	$0.55	$1.92	$1.72
Net Income per share - Diluted	$0.66	$0.54	$1.88	$1.68

Dividend per share	$0.24	$0.17	$0.72	$0.51
Weighted average shares outstanding - Basic	139.5	143.7	140.4	143.3
Weighted average shares outstanding - Diluted	142.2	146.3	143.1	145.9

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in millions)	Sept. 30, 2012	Dec. 31, 2011
Assets
Current Assets

Cash, equivalents and securities	$241.2	$251.4
Cash held in escrow	650.0	0.0
Accounts receivable	278.3	264.6
Inventories	225.1	200.7
Other current assets	41.3	38.5

Total Current Assets	1,435.9	755.2

Property, Plant and Equipment (Net)	542.4	506.0
Equity Investment in Affiliates	20.3	12.0
Tradenames and Other Intangibles	886.6	904.1
Goodwill	868.4	868.4
Other Long-Term Assets	86.2	71.9

Total Assets	$3,839.8	$3,117.6

Liabilities and Stockholders’ Equity

Short-Term Debt	$254.4	$2.6
Other Current Liabilities	398.0	381.0

Total Current Liabilities	652.4	383.6

Long-Term Debt	649.4	249.7
Other Long-Term Liabilities	479.8	443.5
Stockholders’ Equity	2,058.2	2,040.8

Total Liabilities and Stockholders’ Equity	$3,839.8	$3,117.6

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flow (Unaudited)

	Nine Months Ended
(Dollars in millions)	Sept. 30, 2012	Sept. 30, 2011
Net Income	$269.0	$245.8

Depreciation and amortization	59.4	58.7
Deferred income taxes	14.0	37.6
Non cash compensation	10.6	9.7
Other	0.7	(1.1)

Changes in assets and liabilities:
Accounts receivable	(16.5)	(29.0)
Inventories	(22.7)	(29.3)
Other current assets	2.0	(1.8)
Accounts payable and accrued expenses	5.8	20.6
Income taxes payable	20.4	20.9
Excess tax benefits on stock options exercised	(14.0)	(10.7)
Other liabilities	(12.8)	(2.2)

Net cash from operating activities	315.9	319.2

Acquisitions	—	(64.8)
Deposits of cash held in escrow	(650.0)	—
Capital expenditures	(49.7)	(40.8)
Investment in joint venture	(9.7)	—
Other	(1.6)	0.7

Net cash used in investing activities	(711.0)	(104.9)

Net change in debt	651.6	(86.1)
Payment of cash dividends	(101.0)	(73.1)
Stock option related	34.5	30.9
Purchase of treasury stock	(200.4)	(0.1)
Deferred financing costs	(3.4)	(0.7)

Net cash provided by (used in) financing activities	381.3	(129.1)

F/X impact on cash	3.6	0.6

Net change in cash and investments	$(10.2)	$85.8

2012 and 2011 Product Line Net Sales

	Three Months Ended		Percent Change
	9/30/2012	9/30/2011
Household Products	$360.4	$335.0	7.6%
Personal Care Products	170.0	171.1	-0.7%

Consumer Domestic	530.4	506.1	4.8%
Consumer International	131.1	128.5	2.0%

Total Consumer Net Sales	661.5	634.6	4.2%
Specialty Products Division	63.7	66.4	-4.0%

Total Net Sales	$725.2	$701.0	3.5%

	Nine Months Ended		Percent Change
	9/30/2012	9/30/2011
Household Products	$1,054.2	$952.1	10.7%
Personal Care Products	493.3	507.4	-2.8%

Consumer Domestic	1,547.5	1,459.5	6.0%
Consumer International	373.8	364.1	2.7%

Total Consumer Net Sales	1,921.3	1,823.6	5.4%
Specialty Products Division	190.9	194.6	-1.9%

Total Net Sales	$2,112.2	$2,018.2	4.7%

The following discussion addresses the non-GAAP measures used in this press release and reconciliations of non-GAAP measures to the most directly comparable GAAP measures:

The following non-GAAP measures may not be the same as similar measures provided by other companies due to differences in methods of calculation and items and events being excluded.

Organic Sales Growth

The press release provides information regarding organic sales growth, namely net sales growth excluding the effect of acquisitions and foreign exchange rate changes, and the impact resulting from a timing shift in customer orders due to the information systems upgrade. Management believes that the presentation of organic sales growth is useful to investors because it enables them to assess, on a consistent basis, sales trends related to products that were marketed by the Company during the entirety of relevant periods, excluding the effect of sales timing shifts and foreign exchange rate changes that are out of the control of, and do not reflect the performance of, management.

	Three Months Ended 9/30/2012
	Total Company	Worldwide Consumer	Consumer Domestic	Consumer International	Specialty Products
Reported Sales Growth	3.5%	4.2%	4.8%	2.0%	-4.0%
Add:
FX	1.2%	1.1%	—	5.3%	3.1%
Sales in Anticipation of ERP
Conversion	0.2%	0.3%	—	1.3%	—
Less:
Acquisitions	0.3%	0.4%	—	1.9%	—

Organic Sales Growth	4.6%	5.2%	4.8%	6.7%	-0.9%

	Nine Months Ended 9/30/2012
	Total Company	Worldwide Consumer	Consumer Domestic	Consumer International	Specialty Products
Reported Sales Growth	4.7%	5.4%	6.0%	2.7%	-1.9%
Add:
FX	1.1%	0.9%	—	4.7%	2.5%
Sales in Anticipation of ERP
Conversion	0.5%	0.5%	0.6%	0.4%	0.5%

Less:
Acquisition	0.8%	0.8%	—	4.2%	—

Organic Sales Growth	5.5%	6.0%	6.6%	3.6%	1.1%

Projected Percentage Increase in Earnings Per Share Growth and Adjusted Gross Margin Improvement

The press release provides information regarding the Company’s net income per share growth adjusted to exclude the deferred tax charge of $0.09 per share in the fourth quarter of 2011 and gross margin improvement to exclude the impact of the Avid acquisition. Management believes that the presentation of adjusted net income per share and adjusted gross margin improvement is useful to investors because it enables them to assess the Company’s historical performance exclusive of extraordinary events that do not reflect the Company’s day-to-day operations and the gross margin of products that were marketed by the Company during the entirety of relevant periods.